INTEGRATED BRAND SOLUTIONS INC.
Suite 705-1080 Howe Street
Vancouver, B.C. V6Z 2T1
Canada

FOR IMMEDIATE RELEASE

SERAPH ACQUISITION

Vancouver, British Columbia - July 21, 2005 - Integrated Brand Solutions Inc. (the "Company") (OTC BB: IBSO) is pleased to announce that the Company has entered into a Letter Agreement, dated July 17, 2005, with ABS Capital Finance Inc., whereby the Company has agreed to acquire all of the rights, title and interest in and to ABS Capital Finance Inc.'s "Seraph Forensic Data Logger" software (collectively, the "Assets"). Pursuant to the Letter Agreement, the Company has agreed to acquire the Assets by issuing to ABS Capital Finance Inc. 16,000,000 shares of the Company's common stock. The acquisition of the Assets is scheduled to complete on or before September 5, 2005 and is condition upon satisfactory due diligence, the cancellation and return to treasury of 38,800,000 restricted shares of the Company's common stock and our raising US$1,500,000 for development of the Assets.

The Assets include software, trademarks and business plans for a set of software products known as "Security Event Management" products. The "Seraph Forensic Data Logger" is a software platform that will provide billable, real time user logging service, to be marketed under the name "LogBOSS Event Manager". This wholesale online logging service is intended to allow Managed Service Providers to provide Intranet based or remote logging services to help their customers efficiently collect and protect their event data, optimize and lower the cost of operating their existing I.T. operations. LogBOSS was created to be scalable, easily integrated and require minimal operator expertise.

About Integrated Brand Solutions Inc.

Integrated Brand Solutions Inc. is based in Vancouver, British Columbia, Canada. The Company specializes in offering integrated marketing services while assisting companies in describing their products or services. Specifically, the Company assists companies in using marketing tools such as public relations, advertising, branding, direct mail, collateral development, electronic communication and promotion as tools to increase product and service awareness.

On behalf of the Board of Directors,

Integrated Brand Solutions Inc.

/s/ Steve Bajic

Steve Bajic, President

For more information contact:

Steve Bajic, President

604.682.4029

Safe Harbor Statement. Statements in this document that are not historical in nature are forward looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this news release include our expectation that we will acquire the Assets, that we will raise $1,500,000, that we will be able to develop the Assets so that they provide a billable, real-time user logging service which will help collect and protect event data and lower operating costs. It is important to note that actual outcomes and our actual results may differ materially from the forward looking statements. Factors which could cause results to differ include our or Seraph's dissatisfaction with due diligence, our inabiity to come to a final agreement or raise sufficient funds to close; and if we do acquire the Assets, they may infringe on the intellectual property of others; the software may not work as expected; it may be more expensive to commercialize and finalize the Assets than we contemnplated; even if commercialized, we may be unable to market our software; our competitors may provide better or cheaper products than we can offer; we may be unable to hire competant staff to handle various aspects of our intended business; and many other risk factors. Readers should refer to the risk factors of start-up software companies which file registration statements with the United States Securities and Exchange Commission on Edgar for a fuller understanding of the risks that face start-up software companies.